EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Tiptree Inc.:
We consent to the incorporation by reference in this registration statement on Form S-1 of Tiptree Inc. of our reports dated March 13, 2017 with respect to the consolidated balance sheets of Tiptree Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows, for each of the years in the three-year period ended December 31, 2016, and all related financial statement schedules and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Tiptree Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Our report dated March 13, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states management excluded the two Care Managed Properties acquired during the quarter ended March 31, 2016 and the one Care Managed Property acquired during the quarter ended September 30, 2016, with total assets of $83.4 million and total revenues of $10.9 million, from its evaluation of internal control over financial reporting for the year ended December 31, 2016. Our audit of internal control over financial reporting of Tiptree Inc. also excluded an evaluation of the internal control over financial reporting of these three Care managed properties.

/s/ KPMG LLP___
New York, New York
August 14, 2017